Exhibit 4.3	Aviva Executive Annual Bonus plan rules

AVIVA plc

RULES OF THE AVIVA ANNUAL BONUS PLAN 2005

Shareholders’ Approval:	26 April 2005 (and 1 May 2008 in relation to Schedule 5)
Directors’ Adoption: (subject to shareholders’ approval)	1 March 2005 (Main rules and Schedule 1) (Schedule 5 adopted on 30 April 2008)
Expiry Date:	25 April 2010
Including amendments to October 2006
Including amendments to May 2008
Including amendments to March 2010

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref 01/145/J Cooper/N Keuning-Price

Table of Contents

Contents		Page
1	Granting Awards	321
2	Terms of Awards	322
3	Individual limits	322
4	Number of shares subject to Deferred Share Awards	323
5	Participants' rights	323
6	Vesting	323
7	Leaving the Group before Vesting	324
8	Variations in share capital, demergers and special distributions	325
9	Takeovers and restructurings	325
10	Exchange of Awards	326
11	General	327
12	Changing the Plan and termination	329
13	Definitions	330
Schedule 1 Options		331
Schedule 2 US operations		332
Schedule 3 France		334
Schedule 4 Canada		335
Schedule 5 Conditional share awards		336
Schedule 6 Restricted Shares		340

Rules of the Aviva Annual Bonus Plan 2005

Introduction

This Plan operates in conjunction with the Company’s annual cash bonus arrangements, which are referred to in these rules as the cash part of the Plan. It is intended that a proportion of any annual cash bonus payable under the cash part of the Plan will be compulsorily applied in the acquisition of Shares under this Plan. In addition, Conditional Share Awards may be granted under Schedule 5 to the Plan, generally in respect of the proportion of the cash bonus which has been used to compulsorily acquire shares. This introduction does not form part of the rules of the Plan, but is a brief description and overview of how the rules operate and link in with the cash part of the Plan.

1	Granting Awards
1.1	Grantor

The Grantor of an Award must be:

1.1.1	the Company;
1.1.2	a Subsidiary; or
1.1.3	a trustee of any trust set up for the benefit of the employees of the Company and/or any Subsidiary.

Any Awards granted under the Plan must be approved in advance by the Directors.

1.2	Eligibility

The Grantor may grant a Deferred Share Award to any employee (including an executive director who devotes substantially the whole of his working time to his duties) of the Company or any Subsidiary who has been awarded a Bonus in respect of the previous financial year. However, unless the Directors consider that special circumstances exist, a Deferred Share Award may not be granted to an employee who on the Award Date:

1.2.1	has given or received notice of termination of employment, whether or not such termination is lawful; or
1.2.2	if this is lawful, is within six months of his anticipated retirement date[2].
1.3	Timing of grant

Awards may not be granted at any time after the Expiry Date and may only be granted within 42 days starting on any of the following:

1.3.1	the date of shareholder approval (in the case of Conditional Share Awards, this refers to shareholder approval of Schedule 5 to the Plan);
1.3.2	the day after the announcement of the Company’s results through a regulatory information service for any period;
1.3.3	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards;
1.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or
1.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
1.4	Conditions

The Grantor may impose conditions when granting a Deferred Share Award. Any condition must be objective, specified at the Award Date and may provide that a Deferred Share Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition in accordance with its terms or in any way they see fit. Notwithstanding anything else in the Plan, a Deferred Share Award will only Vest to the extent that any condition is satisfied or waived.

______________

2	This rule 1.2.2 is void under the Employment Equality (Age) Regulations 2006 and will not be applied.

1.5	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed referred to in rule 2.1 (Terms of Awards) or any other document, including a statement, and may be sent electronically. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

1.6	No payment

A Participant is not required to pay for the grant of any Award.

1.7	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after the Award Date by notice in writing to any person nominated by the Grantor. If this happens, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer. No cash consideration would be paid by the Company in this event.

1.8	Administrative errors

If the Grantor tries to grant an Award which is inconsistent with rule 3 (Individual limits) or rule 11.1 (Plan limits) the Directors have discretion to decide whether the Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

2	Terms of Awards
2.1	Terms

Awards are subject to the rules of the Plan and must be granted by deed. The terms of the Award, as determined by the Grantor, and approved by the Directors, must be specified in the deed and must include:

2.1.1	the number or value of Shares subject to the Award;
2.1.2	any condition specified under rule 1.4 (Conditions);
2.1.3	the expected date of Vesting, which will normally be the third anniversary of the Award Date;
2.1.4	whether the Participant is entitled to receive any cash or shares in respect of Deferred Share Awards under rule 6.5 (Dividend equivalent); and
2.1.5	the Award Date.
2.2	Reduction or cancellation of Awards

The Directors may decide that an Award which has not Vested will lapse wholly or in part if they consider that:

2.2.1	the participant or his team has, in the opinion of the Directors, engaged in misconduct which ought to result in the complete or partial lapse of his Award; and/or
2.2.2	there is a materially adverse misstatement of the Company financial statements.
3	Individual limits
3.1	Salary limit for Deferred Share Awards

The maximum Bonus payable is 150% of the annual rate of a Participant’s total basic salary, from Members of the Group, at a date determined by the Directors. “Basic Salary” means gross salary before adjustment to take account of flexible benefits and excludes bonuses and benefits in kind. The maximum amount of Bonus which can be deferred and subject to a Deferred Share Award is two thirds of the Bonus.

3.2	Currency conversion

Remuneration payable in a currency other than British pounds (“Sterling”) will be converted into Sterling in such manner as the Directors decide.

4	Number of Shares subject to Deferred Share Awards
4.1	Calculation of number of Shares

The number of Shares subject to a Deferred Share Award will be determined by dividing the amount the Participant is treated as investing in the Plan by the market value of a Share.

4.2	“Market value”

In rule 4.1 (Calculation of number of Shares), market value means:

4.2.1

where Shares of the same class are admitted to the Official List of the UK Listing Authority and traded on the London Stock Exchange: the average of the middle market quotations for a Share (taken from the Daily Official List of the London Stock Exchange) for any three consecutive Business Days in the thirty day period immediately preceding the Award Date; or

4.2.2

where Shares of the same class are not admitted to the Official List of the UK Listing Authority, the value of a Share over which the Deferred Share Award is granted, as determined by the Directors having regard to the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992.

5	Participants’ rights
5.1	Rights

Subject to rule 6.5 (Dividend equivalent), a Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant, except as set out in rule 6.4 (Rights).

5.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 5.2 does not apply:

5.2.1	to the transmission of an Award on the death of a Participant to his personal representatives; or
5.2.2	to the assignment of an Award, with the prior consent of the Directors, subject to any terms and conditions the Directors impose.
6	Vesting
6.1	Timing of Vesting

Subject to rules 1.4 (Conditions), 7 (Leaving the Group before Vesting), and 9 (Takeovers and restructurings), a Deferred Share Award Vests on the date set by the Directors on the grant of the Deferred Share Award or, if on that date a Dealing Restriction applies, a date determined by the Directors which is on or after the first date on which any Dealing Restriction ceases to apply.

6.2	Lapse

If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

6.3	Delivering the Shares

Within 30 days of the Vesting of an Award, the Grantor will arrange (subject to rule 6.7 (Withholding)) for the transfer, including a transfer out of treasury, or issue to or to the order of the Participant of the number of Shares in respect of which the Award has Vested.

6.4	Rights
6.4.1

Shares issued to satisfy an Award will rank equally in all respects with Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

6.4.2

Where Shares are transferred to satisfy an Award, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

6.5	Dividend equivalent

Deferred Share Awards will not include any rights in respect of dividends on the Shares comprised in the Deferred Share Award before Vesting, unless the Grantor, in its discretion, decides otherwise at the Award Date. The Grantor may, when granting a Deferred Share Award, determine that it will include the right to receive cash or Shares in respect of dividends, on such basis as the Grantor may, in its discretion, determine.

The Grantor will exercise the discretions in this rule 6.5 subject to the consent of the Directors. Any rights of Participants under this rule 6.5 will be settled as soon as practicable after Vesting.

6.6	Cash alternative

The Grantor, subject to the approval of the Directors, may decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 6.7 (Withholding)).

6.7	Withholding

The Company, Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares on behalf of a Participant.

7	Leaving the Group before Vesting
7.1	General rule on leaving employment
7.1.1

This rule applies if a Participant ceases to be an employee or director before his Deferred Share Award Vests for a reason other than one specified in rule 7.2 (Exceptions to the general rule on leaving employment) or rule 7.3 (Other circumstances).

7.1.2	Subject to rule 7.1.3, if the date on which the Participant ceases to be an employee or director (the “cessation date”) is:
(i)	before 31 December in the year of Award Date, the whole of the Deferred Share Award will lapse on the cessation date and no Shares will Vest;
(ii)	in the year following the Award Date, 50% of the Shares under the Deferred Share Award will lapse on the cessation date and 50% will Vest in accordance with rule 6.1 (Timing of Vesting);
(iii)	in the second year following the Award Date, 25% of the Shares under the Deferred Share Award will lapse on the cessation date and 75% will Vest in accordance with rule 6.1 (Timing of Vesting);
(iv)	in the third year following the Award Date (and before Vesting), the whole of the Deferred Share Award will Vest in accordance with rule 6.1 (Timing of Vesting).
7.1.3	If the Participant ceases to be an employee or director for reasons involving misconduct, the whole of the Deferred Share Award will lapse on such cessation.
7.2	Exceptions to the general rule on leaving employment

If a Participant ceases to be an employee or director due to:

7.2.1	retirement with the agreement of the Company;
7.2.2	death;
7.2.3	ill-health, injury or disability, as established to the satisfaction of the Company;
7.2.4	the Participant’s employing company ceasing to be under the Control of the Company;
7.2.5	redundancy, only in circumstances which give rise to a redundancy payment; or
7.2.6	any other reason, if the Directors so decide in any particular case,

then all the Shares under his Deferred Share Award will Vest on the cessation date (or, if on that date a Dealing Restriction applies, a date determined by the Directors which is on or after the first date on which any Dealing Restriction ceases to apply).

7.3	Other circumstances

If a Participant ceases to be an employee or director due to a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group then all the Shares under his Deferred Share Award will Vest in accordance with rule 6.1 (Timing of Vesting).

The Directors must exercise any discretion provided for in rule 7.2.6 within 30 days after the cessation date and the Deferred Share Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period.

7.4	Meaning of “ceasing to be an employee or director”

For the purposes of rule 7:

7.4.1

a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 14 days or such other period and on such basis as the Directors, in their discretion, approve;

7.4.2	a Participant will be treated as ceasing to be an employee or director if he gives notice of termination of his employment with any Member of the Group.

8	Variations in share capital, demergers and special distributions
8.1	Adjustment of Awards

If there is:

8.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or
8.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or
8.1.3	a special dividend or distribution;

the Directors may adjust the number or class of Shares or securities comprised in an Award.

8.2	Notice

The Company may notify Participants of any adjustment made under this rule 8.

9	Takeovers and restructurings
9.1	Takeover
9.1.1

Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, Deferred Share Awards will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Deferred Share Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before a person obtains Control that the Deferred Share Awards will be automatically exchanged.
9.1.2	To the extent that a Deferred Share Award is not exchanged under rule 10 (Exchange of Awards), it will Vest on the date the person obtains Control.
9.2	Scheme of Arrangement
9.2.1

When under Section 895 of the Companies Act 2006 a court sanctions a compromise or arrangement in connection with the acquisition of Shares, Deferred Share Awards will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Deferred Share Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Deferred Share Awards will be automatically exchanged.
9.2.2	To the extent that a Deferred Share Award is not exchanged under rule 10 (Exchange of Awards), it will Vest on the date of the court sanction.
9.2.3	This rule also applies where there is an equivalent procedure to Section 895 of the Companies Act 2006 under local legislation.
9.3	Demerger or other corporate event
9.3.1

If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 9.1 (Takeover), or 9.2 (Scheme of arrangement) which, in the opinion of the Directors would affect the current or future value of any Deferred Share Award, the Directors may allow a Deferred Share Award to Vest.

9.3.2	The Company will notify any Participant who is affected by the Directors exercising their discretion under this rule.
9.4	Directors

In this rule, “Directors” means those people who were members of the remuneration committee of the Company immediately before the change of Control.

9.5	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

9.5.1	suffer a tax disadvantage in relation to his Deferred Share Awards (this being shown to the satisfaction of the Directors); or
9.5.2

become subject to restrictions on his ability to receive the Shares comprised in his Deferred Share Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares because of the security laws or exchange control laws of the country to which he is transferred;

then if the Participant continues to hold an office or employment with a Member of the Group, the Directors may decide that the Deferred Share Awards will Vest, to the extent they permit, on a date they choose before or after the transfer takes effect. The Directors will decide whether any balance of the Deferred Share Award will lapse.

10	Exchange of Awards
10.1	Exchange

Where an Award is to be exchanged under rule 9 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

10.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

10.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
10.2.2	must be equivalent to the existing Award;
10.2.3	is treated as having been acquired at the same time as the existing Award and Vests in the same manner and at the same time;
10.2.4

is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 10.2.1.

11	General
11.1	Plan limits
11.1.1	Meaning of allocate

For the purposes of this rule 11 shares are “allocated” if they have been issued or may be issued for the purposes of satisfying an Award or other right to acquire Shares.

11.1.2	10% in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

11.1.3	5% in 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary employee share plan operated by the Company.

11.1.4	Exclusions

Where the right to acquire Shares is surrendered or lapses, the Shares concerned are ignored when calculating the limits in this rule 11.

11.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

11.3	Documents sent to shareholders

The Company may, at its discretion, send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

11.4	Costs

The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

11.5	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

11.6	Terms of employment
11.6.1	For the purposes of this rule, “Employee” means any person who is or will be eligible to be a Participant or any other person.
11.6.2	This rule applies:
(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;
(ii)	during an Employee’s employment or employment relationship; and
(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.
11.6.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

11.6.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.
11.6.5

No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

11.6.6

Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

11.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:
(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;
(iii)	the operation, suspension, termination or amendment of the Plan.
11.6.8

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan, in consideration for and as a condition of, the grant of an Award under the Plan.

11.6.9

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

11.6.10

Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

11.7	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.8	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.8.1	administering and maintaining Participant records;
11.8.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
11.8.3	providing information to future purchasers of the company or the business in which the Participant works;
11.8.4

transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the individual as the Participant’s home country.

11.9	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

11.10	Articles of Association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

11.11	Listing

If and so long as the Shares are listed and traded on the Official List of the UK Listing Authority and trades on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as possible.

11.12	Notices
11.12.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:
(i)	delivered or sent by post to him at his home address according to the records of his employing company; or
(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

11.12.2

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

11.12.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12	Changing the Plan and termination
12.1	Directors’ powers

Except as described in the rest of this rule 12, the Directors may at any time change the Plan in any way.

12.2	Shareholder approval
12.2.1

Except as described in rule 12.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following;

(i)	the persons to or for whom Shares may be provided under the Plan;
(ii)	the limitations on the number of Shares which may be issued under the Plan;
(iii)	the individual limit for each Participant under the Plan;
(iv)	any rights attaching to the Awards and the Shares;
(v)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;
(vi)	the terms of this rule 12.2.1.
12.2.2	The Directors can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation;
(iii)	to take account of any changes to legislation; or
(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.
12.3	Notice

The Directors may give written notice of any changes made to any Participant affected.

12.4	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

13	Definitions
13.1	Meaning of words used

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“Award” means a Deferred Share Award, a Conditional Share Award or a Restricted Share Award;

“Award Date” means the date which the Directors set for the grant of an Award;

“Bonus” means a cash bonus under the cash part of the Plan;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Directors determine, any stock exchange nominated by the Directors on which the Shares are traded) is open for the transaction of business;

“Company” means Aviva plc;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1985;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Governmental directive or by the model code, or any code adopted by the Company to comply with share dealing regulations;

“Deferred Share Award” means a conditional right to acquire Shares granted under the Plan;

“Directors” means, subject to rule 9.4 (Directors), the board of directors of the Company or a duly authorised committee;

“Expiry Date” means the 5th anniversary of shareholder approval of the Plan;

“Grantor” means the entity which is granting Awards under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Conditional Share Award” means a conditional right to acquire shares granted under schedule 5 of the Plan;

“Member of the Group” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time; and
(ii)	any other company which is associated with the Company and is so designated by the Directors;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “the Aviva Annual Bonus Plan 2005” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” means a Participant becoming entitled to have the Shares transferred to him subject to these rules and “Vest” is to be construed accordingly.

Schedule 1

Options

Options, rather than Awards, may be granted under this Schedule 1 if it is more appropriate to do so to meet local securities laws, exchange control or tax requirements. The rules of the Aviva Annual Bonus Plan 2005 apply to Options granted under this schedule, subject to the following alterations:

1	Definitions

“Award” means an Option. Any reference to “Deferred Share Award” or “Award” in the main rules or to “Conditional Share Award” in Schedule 5 shall (where applicable) apply equally to Options granted under this Schedule;

“Options” means a right to acquire Shares granted under this Plan;

“Option Price” means zero, or the amount payable on the exercise of an Option and specified by the Grantor;

“Vesting” in relation to an Option means an Option becoming exercisable;

2	Granting Options

When granting an Option, the Grantor will specify that the grant is of an Option and the Option Price (if any), in addition to the requirements set out in rule 2 (Terms of Awards).

3	Exercise of Options

A Participant may exercise his Options on any day after Vesting on which no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option will lapse three months after Vesting (unless the reason for Vesting is the Participant’s death, in which case the Option will lapse 12 months after Vesting) or on the earliest of:

(i)	the date the Participant ceases to be an employee or director of Member of the Group for reasons involving misconduct; or
(ii)	three months after an event which gives rise to a Vesting under rule 9 (Takeovers and restructurings).

Subject to rule 6.7 (Withholding) the Grantor will arrange for Shares to be transferred or issued to the Participant within 30 days of the Option Exercise Date, which is the date of receipt of the notice and, where applicable, the Option Price.

4	Cash alternative

For Options, the cash amount must be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price (if any).

5	Adjustment of Options

They should be added to the end of rule 8.1 (Adjustment of Deferred Share Awards) that the Directors may adjust, in the case of an Option, the Option Price.

Schedule 2
US Operations

1	Definitions
1.1	The words and expressions used in this US Schedule which have capital letters have the same meaning they have in the rules of the Plan to which this US Schedule is attached.
2	Amendment to the Plan for 409A Purposes

This US Schedule shall apply to any Participant who is, or becomes, subject to taxation under the laws of the United States of America (“US Tax”). This US Schedule applies to any Deferred Share Award granted.

To the extent that a Participant confirms to the Company (to its satisfaction) that he is no longer subject to US Tax and will not be subject to US Tax in respect of any Deferred Share Award (or portion thereof), this US Schedule shall cease to apply to any outstanding Deferred Share Award (or portion thereof) from such time as determined by the Company.

For the purpose of Deferred Share Awards subject to this US Schedule, all of the rules of the Plan shall apply subject to the following amendments:

2.1	Rule 6.1 (Timing of Vesting) of the Plan shall be amended to read as follows:

Subject to rules 1.4 (Conditions), 7 (Leaving the Group before Vesting), and 9 (Takeovers and restructurings), and notwithstanding rule 6.3 (Delivering the Shares) a Deferred Share Award Vests and will be released to the Participant as follows:

2.1.1	With respect to 2006 Deferred Share Awards granted on 30 March 2006:
(i)	50% of the Deferred Share Award: Vested on 1 January 2007 and will be released between 1 January 2007 and 15 March 2008.
(ii)	25% of the Deferred Share Award: will Vest on 1 January 2008 and be released between 1 January 2008 and 15 March 2009.
(iii)	25% of the Deferred Share Award: will Vest on 1 January 2009 and be released on 30 March 2009.
2.1.2	With respect to 2007 Deferred Share Awards granted on 23 March 2007:
(i)	50% of the Deferred Share Award: will Vest on 1 January 2008 and be released between 1 January 2008 and 15 March 2009.
(ii)	25% of the Deferred Share Award: will Vest on 1 January 2009 and be released between 1 January 2009 and 15 March 2010.
(iii)	25% of the Deferred Share Award: will Vest on 1 January 2010 and be released on 23 March 2010.
2.1.3	With respect to Deferred Share Awards granted after 23 March 2007:
(i)	50% of the Deferred Share Award will Vest on the 1 January next following the Award Date.
(ii)	25% of the Deferred Share Award will Vest on the second 1 January following the Award Date.
(iii)	25% of the Deferred Share Award will Vest on the third 1 January following the Award Date.

Shares in respect of such Deferred Share Awards will be released as soon as practicable following Vesting, but in no case later than the date which is 2½ months after the Company’s tax year in which Vesting occurs.

If on the date specified for Vesting a Dealing Restriction applies, a Deferred Share Award will Vest on the first date on which any Dealing Restriction ceases to apply.

2.2

Rule 7.1.1 of the Plan shall be amended to read as follows: “If a Participant ceases to be an employee or director before his Deferred Share Award Vests for a reason other than one specified in rule 7.2 (Exceptions to the general rule on leaving employment) or rule 7.3 (Other circumstances) the whole of the Deferred Share Award will lapse on the cessation date and no Shares will Vest.”

2.3	Rule 7.1.2 is deleted.
2.4	Rule 7.2 is revised so that rules 7.2.5, 7.2.6 and a new rule 7.2.7 shall read as follows:
2.4.1	7.2.5 Redundancy, only in circumstances which give rise to a redundancy payment;
2.4.2	7.2.6 a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group; or
2.4.3	7.2.7 any other reason, if the Directors so decide in any particular case,

2.5

The following sentences shall be added to the end of rule 7.2: “The Directors must exercise any discretion provided for in rule 7.2.7 within 30 days after the cessation date and the Deferred Share Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period. Shares Vesting under this rule 7.2 will be released in accordance with rule 6.1.”

2.6	Rule 7.3 is deleted in its entirety.
2.7

The definition of “Option Price” in Schedule 1 shall be amended to read as follows: “means either zero or the fair market value of the Shares underlying the option on the Award Date, as shall be specified by the Grantor in the Award certificate;”

Schedule 3
France

The purpose of this schedule is to make certain variations to the terms of the Plan, in the case of its operation for employees in France, to take account of French securities laws, exchange control or tax requirements (which refer to the provisions of Articles 225-197-1 to 225-197-3 of the French Commercial code).

1	Rule 1.1.3 will be deleted
2	The following sentence will be added to rule 1.2 (Eligibility):

“Employees shall not hold 10% of the share capital of the Company and the grant cannot result in employees holding more than 10% of the share capital of the Company”

3	The following sentence will be added to rule 2.1.3:

“and in any event shall not be prior to the second anniversary of the Award Date, except for rule 7.2;”

4	Rule 2.1.4 will be deleted
5	Rule 5.1 (Rights) will be amended to read as follows:

“A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant, except as set out in rule 6.4 (Rights)”.

6	Rule 5.2.2 will be deleted
7	The following sentence will be added to rule 6.3 (Delivering the Shares):

“Shares transferred upon Vesting shall be held for at least a two-year period after transfer to the Participant. Shares will be transferred and held by an account keeper determined by the Grantor during this Holding Period, in accordance with the provisions of the Holding Agreement”.

8	Rule 6.5 (Dividend Equivalent) will be deleted
9	Rule 6.6 (Cash Alternative) will be deleted
10	Rule 6.7 (Withholding) will be supplemented with the following:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred to the Participants will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L.242-1 of the French Social Security Code”.

11	Rule 7.2 (Exceptions to the general rule on leaving employment) will be supplemented with the following:

“If a Participant ceases to be an employee due to death, the heirs of the Participant will be entitled to have the Award settled within a 6-month period from the death of the Participant. For the purposes of rule 1.4 (Conditions) all the conditions shall be deemed satisfied Unless otherwise permitted by French law, the heirs of the Participant will have the obligation to hold the Shares until the end of the Holding Period.”

12	Rule 9.5 (Overseas transfer) will be deleted.
13	The definitions in rule 13.1 (Meaning of words used) referred to below will be modified as follows:

Addition of a new definition

“Holding Period” means the two year period following transfer upon vesting

“Holding Agreement” means an agreement between the Participant and the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by a Participant, in which the Participant agrees that the account keeper shall hold the Shares for a period of no less than two years from the date of their transfer pursuant to rule 6.1 (Timing of Vesting).

Schedule 4
Canada

The purpose of the Schedule 4 is to make certain variations of the terms of the Plan in the case of its operation for employees in Canada, to take into account Canadian tax rules. Options pursuant to Schedule 1 are not available to Canadian Participants.

Special rules for Deferred Share Awards

The rules of the Aviva Annual Bonus Plan 2005 will apply to Deferred Share Awards granted under this Schedule 4 subject to the following alterations, which are specific to Deferred Share Awards.

1.	Rule 2.1.3 shall be amended by adding at the end of the rule the words:

“but shall in no case be later than the December 31 of the third calendar year following the year in which the services giving rise to the Award were performed;”

2.	Rule 6.1 (Timing of Vesting) shall be amended by adding at the end of the rule the words:

If, as a result of rule 6.1, Vesting has not occurred by the date set out in paragraph 1 of this schedule, Awards will be satisfied in cash on that date in accordance with rule 6.6.

3.	Rule 6.3 (Delivering the Shares) shall be amended by adding at the end of the rule the words:

“Notwithstanding the foregoing, any transfer made pursuant to this rule 6.3 shall be effected prior to the December 31 of the third calendar year following the year in which the services giving rise to the Award were performed.”

Special rules for Conditional Share Awards

The rules of the Aviva Bonus Plan 2005, including Schedule 5, will apply to Conditional Share Awards granted under this Schedule 4 subject to the following alterations, which are specific to Conditional Share Awards.

1.	Rule 6.6 shall not apply to Awards granted to Canadian Participants.
2.	Rule 11.7 shall be amended by adding at the end of the rule the words:

“Notwithstanding the foregoing, Awards made to Canadian Participants shall be satisfied with new issue or treasury shares that shall not be sourced from any such trust.”

Schedule 5

Conditional Share Awards

Under this Schedule 5 Conditional Share Awards may be granted in respect of Deferred Share Awards granted under the Plan. Schedule 5 was approved by the Company’s shareholders on 1 May 2008. No Conditional Share Awards may be granted after the second anniversary of the approval of Schedule 5 by shareholders.

This introduction does not form part of the rules.

1	Rules of the Plan

The rules of the Plan apply to Conditional Share Awards to be granted under this Schedule 5, subject to the changes set out in this schedule.

2	Rule changes

The rules of the Plan will be changed in respect of Conditional Share Awards as follows:

2.1	Rule 1.2 - Eligibility

Rule 1.2 (Eligibility) will be deleted and replaced with the following:

“1.2 Eligibility

1.2.1 The Grantor may grant a Conditional Share Award to any employee (including an executive director who devotes substantially the whole of his working time to his duties) of the Company or any Subsidiary who has been granted a Deferred Share Award.

1.2.2 The maximum market value (calculated in accordance with rule 4.2) of the Shares which may be subject to a Conditional Share Award will not exceed two thirds of the Bonus which could be paid to the Participant under the Plan. Other than in exceptional circumstances (as determined by the Directors) the number of Shares subject to a Conditional Share Award will not exceed the number of Shares subject to a Deferred Share Award. In the case of any Participant who is or was an executive director of the Company on 1 May 2008, the number of Shares subject to a Conditional Share Award will not exceed the number of Shares subject to a Deferred Share Award in any circumstances.

However, unless the Directors consider that special circumstances exist, a Conditional Share Award may not be granted to an employee who on the Award Date has given or received notice of termination of employment, whether or not such termination is lawful.”

2.2	Rule 1.4 - Conditions

Rule 1.4 (Conditions) is deleted and replaced with the following:

“1.4 Conditions

When granting a Conditional Share Award, the Grantor must make its Vesting conditional on the satisfaction of one or more Performance Conditions. A Performance Condition must be objective and specified at the Award Date and may provide that a Conditional Share Award will lapse if a Performance Condition is not satisfied. The Grantor, with the consent of the Directors, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate. Notwithstanding anything else in the Plan, a Conditional Share Award will only Vest to the extent that any Performance Condition is satisfied or waived.

The Grantor may impose other conditions when granting a Conditional Share Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. The Grantor, with the consent of the Directors, may waive or change a condition in accordance with its terms or in any way it sees fit. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any condition is satisfied or waived.”

2.3	Rule 3 - Individual limit

Rule 3.1 (Individual limit) is deleted and replaced with the following:

“3.1 Limit for Conditional Share Awards

Subject to rule 1.2.2, the maximum number of Shares over which a Conditional Share Award may be granted is 1 Share for every Share subject to a Deferred Share Award.”

2.4	Rule 6.1 – Timing of Vesting

The following is added at the end of rule 6.1 (Timing of Vesting):

“As soon as reasonably practicable after the end of the Performance Period, the Directors will determine whether and to what extent any Performance Condition has been satisfied and how many Shares Vest for each Conditional Share Award.

A Conditional Share Award Vests, to the extent that any Performance Condition has been met, on the date on which the Deferred Share Award in respect of which the Conditional Share Award was granted Vests (or, where a Conditional Share Award has been granted to a Participant who did not receive a Deferred Share Award, on such date after the end of the Performance Period as the Directors may determine) and, upon Vesting, Shares will be delivered in accordance with Section 6.3. If on that date any Performance Condition has not been determined, the Conditional Share Award will Vest on the date on which the Directors make their determination or, if on that date a Dealing Restriction applies, on a date determined by the Directors which is on or after the first date on which Vesting is not prohibited by any Dealing Restriction.”

2.5	Rule 6.5 - Dividend equivalent

Rule 6.5 (Dividend equivalent) is deleted and replaced by the following:

“Conditional Share Awards will not include any rights in respect of dividends on the Shares comprised in the Conditional Share Award before Vesting.”

2.6	Rule 7 - Leaving the Group before Vesting

Rule 7.1 (Leaving the Group before Vesting) is deleted and replaced by the following:

“7.1 General rule on leaving employment

Unless rule 7.2 (Exceptions to the general rule on leaving employment) applies, a Conditional Share Award which has not Vested will lapse on the date the Participant ceases to be an employee or director of a Member of the Group. However, this rule 7.1 will not apply where the Vesting of the Conditional Share Award is delayed due to the application of a Dealing Restriction as described in rule 6.1, unless the Participant ceases to be an employee or director for reasons involving misconduct.”

Rule 7.2 (Exceptions to the general rule on leaving employment) is deleted and replaced with the following:

“Rule 7.2 Exceptions to the general rule on leaving employment

If a Participant ceases to be an employee or director due to:

7.2.1	retirement with the agreement of the Company;
7.2.2	death;
7.2.3	ill-health, injury or disability, as established to the satisfaction of the Company;
7.2.4	the Participant’s employing company ceasing to be under the Control of the Company;
7.2.5	redundancy, only in circumstances which give rise to a redundancy payment; or
7.2.6	any other reason, if the Directors so decide in any particular case,

then his awards will vest as described in rule 7.5 and lapse as to the balance.”

If this rule 7.2 applies to US Taxpayers, the Directors must exercise any discretion provided for in rule 7.2.6 within 30 days after the cessation date and the Conditional Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 30 day period. Shares Vesting under this rule 7.2 will be released in accordance with rule 6.1.”

Rule 7.3 (Other circumstances) is deleted.

The following rule 7.5 is added:

“ 7.5 Vesting on leaving in exceptional circumstances

Where rule 7.2 (Leaving in exceptional circumstances) applies, the Conditional Share Award does not lapse and will normally Vest in accordance with the provisions of rule 6. Alternatively, the Directors may in their absolute discretion decide that the Conditional Share Award will Vest on the cessation date, to the extent that the Performance Condition has been satisfied at that date.

The number of Shares in respect of which a Conditional Share Award will Vest will be reduced pro rata to reflect the number of days from the start of the Performance Period until the cessation of a Participant’s office or employment as a proportion of the number of days of the Performance Period.”

2.7	Rule 9 - Takeovers and restructurings

Rule 9 (Takeovers and restructurings) is deleted and replaced by the following:

“Rule 9 - Takeover and restructurings

9.1	Takeover
9.1.1

Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, Conditional Share Awards will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Conditional Share Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before a person obtains Control that the Conditional Share Awards will be automatically exchanged.
9.1.2

To the extent that a Conditional Share Award is not exchanged under rule 10 (Exchange of Awards), it will Vest on the date the person obtains Control, but only to the following extent (and lapse as to the balance):

(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date the person obtains Control; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date the person obtains Control as a proportion of the number of days of the Performance Period.

The Directors will have the discretion to adjust the number of Shares in respect of which a Conditional Share Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

9.2	Scheme of Arrangement
9.2.1

When under Section 895 of the Companies Act 2006 a court sanctions a compromise or arrangement in connection with the acquisition of Shares, Conditional Share Awards will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Conditional Share Awards is made and accepted by a Participant; or
(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Conditional Share Awards will be automatically exchanged.
9.2.2

To the extent that a Conditional Share Award is not exchanged under rule 10 (Exchange of Awards), it will Vest on the date of the court sanction, but only to the following extent (and lapse as to the balance):

(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date of court sanction; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date of court sanction as a proportion of the number of days of the Performance Period.

The Directors will have the discretion to adjust the number of Shares in respect of which a Conditional Share Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

9.2.3	This rule also applies where there is an equivalent procedure to Section 895 of the Companies Act 2006 under local legislation.
9.3	Demerger or other corporate event
9.3.1

If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 9.1 (Takeover), or 9.2 (Scheme of arrangement) which, in the opinion of the Directors would affect the current or future value of any Conditional Share Award, the Directors may allow a Conditional Share Award to Vest, but only to the extent determined under rule 9.3.2 and subject to any other conditions the Directors decide to impose. The Conditional Share Award will lapse as to the balance.

9.3.2	An Award Vests under rule 9.3.1 to the following extent:
(i)

that the Performance Condition has been satisfied (as determined by the Directors in the manner specified in the Performance Condition or in such manner as they consider reasonable) over the period from the start of the Performance Period until the date determined by the Directors; and

(ii)	reduced pro rata to reflect the number of days from the start of the Performance Period until the date determined by the Directors as a proportion of the number of days of the Performance Period.

The Directors will have the discretion to adjust the number of Shares in respect of which a Conditional Share Award Vests in order to ensure that such number is, in the opinion of the Directors, reasonable taking into account the extent to which the Performance Condition has been met and the proportion of the Performance Period which has elapsed.

9.3.3	The Company will notify any Participant who is affected by the Directors exercising their discretion under this rule.
9.4	Directors

In this rule, “Directors” means those people who were members of the Remuneration Committee of the Company immediately before the change of Control.

9.5	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

9.5.1	suffer a tax disadvantage in relation to his Conditional Share Awards (this being shown to the satisfaction of the Directors); or
9.5.2

become subject to restrictions on his ability to receive the Shares comprised in his Conditional Share Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares because of the security laws or exchange control laws of the country to which he is transferred;

then if the Participant continues to hold an office or employment with a Member of the Group, the Directors may decide that the Conditional Share Awards will Vest, to the extent they permit, on a date they choose before or after the transfer takes effect. The Directors will decide whether any balance of the Conditional Share Award will lapse.”

2.8	Rule 10 – Exchange of Awards

The following sentence is added at the end of rule 10 (Exchange of Awards):

“In addition, where a Participant is granted a new award in exchange for an existing Conditional Share Award, the new award must either:

(i)	be subject to a performance condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Conditional Share Award; or
(ii)

not be subject to any performance condition but be in respect of the number of shares which is equivalent to the number of Shares determined in accordance with rule 9.1.2 or 9.2.2 (as relevant), in which case the existing Conditional Share Award lapses as to the balance.”

2.9	Rule 13.1 – Definitions

The following definitions are added to rule 13.1 (Meaning of words used):

“Performance Condition” means a condition linked to the performance of the Company;

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied.

“US Taxpayer” means any Participant who is, or becomes, subject to taxation under the laws of the United States of America.

Schedule 6

Restricted Shares

1	Rules

The rules of the Plan apply to Restricted Share Awards granted under this Schedule 6, subject to the changes set out in this schedule.

2	Terms of Restricted Share Awards

The Grantor may determine that Awards granted under the Plan are granted under this Schedule 6 in the form of Restricted Shares. If so, the deed referred to in rule 2.1 (Terms) of the Plan must state that the Award is in the form of a Restricted Share Award.

3	Restricted Share Agreement
3.1	The Participant who is made a Restricted Share Award under this Schedule 6 must enter into an agreement with the Grantor that:
(i)

to the extent that an Award lapses under the Plan, the Restricted Share Award lapses and the Restricted Shares are forfeited and he will immediately transfer his interest in the Restricted Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor; and

(ii)

he will not transfer, assign or dispose of any Restricted Shares or any rights in respect of them before Vesting in accordance with paragraph 9 of this Schedule 6 and if he does, his Restricted Share Award will lapse except in the case of:

(a)	the transmission of his Restricted Share Award on his death to his personal representatives;
(b)	the transfer, assignment or other disposal of his Restricted Share Award, with the prior consent of the Directors, subject to any terms and conditions the Directors may impose;
(c)	the disposal or undertaking to dispose of his Restricted Shares where rule 6.7 of the Plan applies; or
(d)	the transfer, assignment, disposal or undertaking to dispose of his Restricted Shares where rule 9 of the Plan applies.
3.2	The Participant must also sign any other documentation, including a power of attorney or blank stock transfer form, requested by the Grantor.
3.3

If the Participant does not sign the Restricted Share Agreement or any other documentation requested by the Grantor within a period specified by the Grantor, the Restricted Share Award will lapse at the end of that period.

4	Transfer of Restricted Shares

On or shortly after the grant of an Award of Restricted Shares, the Grantor will procure that the relevant number of Shares are transferred, including a transfer out of treasury or otherwise, to the Participant or to another person to be held for the benefit of the Participant under the terms of this Schedule 6 and the Restricted Share Agreement.

5	Rights

Rule 5.1 (Rights) of the Plan will be replaced with the following paragraph:

“Except to the extent specified in this Schedule 6 and the Restricted Share Agreement, a Participant will have all rights of a shareholder in respect of the Restricted Shares until the Restricted Share Award lapses.”

Rule 6.4 (Rights) of the Plan will be replaced with the following paragraph:

“6.4.1 Subject to paragraph 8 of Schedule 6 and the Restricted Share Agreement, Shares issued to satisfy an Award will rank equally in all respects with Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

6.4.2 Where Shares are transferred to satisfy an Award, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date, subject to paragraph 8 of Schedule 6 and the Restricted Share Agreement. The Participant will not be entitled to rights before that date.”

6	Tax elections

The Participant must enter into any elections required by the Grantor, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and elections to transfer any liability, or agreements to pay, social security contributions. If he does not do so within a period specified by the Grantor, the Award will lapse at the end of that period.

7	Retention of share certificates

The Grantor may retain the share certificates or other documents of title relating to any Restricted Shares until they Vest in accordance with paragraph 9 of this Schedule 6 or make such other arrangements it considers necessary to enforce the Restricted Share Agreement.

8	Voting, dividends and dividend equivalent

Unless otherwise specified in the Restricted Share Agreement, the Participant will not be entitled to vote (or instruct any person holding the Restricted Shares on his behalf how to vote) or to receive any dividends in respect of the Restricted Shares in the period between the Award Date and Vesting.

For the avoidance of doubt, Rule 6.5 (Dividend equivalent) of the Plan will apply in relation to Restricted Share Awards granted under this Schedule 6 unless otherwise specified in the Restricted Share Agreement.

9	Vesting

Restricted Share Awards will Vest in accordance with rule 6.1 of the Plan.

10	Consequences of Vesting

To the extent that Restricted Share Awards Vest, the Restricted Share Agreement will cease to apply to the Restricted Shares. If the Restricted Shares are held by any person for the benefit of the Participant, that person may transfer the Restricted Shares to or to the order of the Participant.

11	Consequences of lapse for Restricted Share Awards

To the extent that a Restricted Share Award lapses, the Participant will transfer his interest in the Restricted Shares as described in the Restricted Share Agreement.

12	No cash alternative

Rule 6.6 of the Plan will not apply.

13	Variations in share capital, rights issues, demergers etc

Rule 8 of the Plan will be replaced by the following:

“If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or
(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or
(iii)	a special dividend or distribution,

the Participant will, subject to the Restricted Share Agreement, have the same rights as any other shareholder in respect of his Restricted Shares. Any shares, securities or rights allotted to a Participant as a result of such an event shall be:

(a)	treated as if they were awarded to the Participant under this Schedule 6 in the same way and at the same time as the Restricted Shares in respect of which the rights were conferred; and
(b)	subject to this Schedule 6, the rules of the Plan and the terms of the Restricted Share Agreement.

However, securities bought by a Participant pursuant to a rights issue will not be treated as described in (a) and (b) above except to the extent they are bought using the proceeds of sale of rights under that rights issue.”

14	Exchange terms

Rule 10.2 of the Plan is replaced by the following:

“The Participant may be required to exchange some or all of his Restricted Shares for other securities or to sell them and use the proceeds to buy other securities on such terms as the Directors may determine and the rules of the Plan including this Schedule 6 will apply to those other securities as if they were Restricted Shares.”

15	Documents sent to shareholders

Rule 11.3 of the Plan is replaced by the following:

“The Company may, but is not required, to send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.”

16	Definitions

“Restricted Shares” means Shares held in the name of or for the benefit of a Participant subject to the Restricted Share Agreement;

“Restricted Share Agreement” means the agreement referred to in paragraph 3 of this Schedule 6;

“Restricted Share Award” means an award of Restricted Shares granted under this Schedule 6; and

“Vesting” means the restrictions set out in the Restricted Share Agreement between the Participant and the Grantor, as referred to in paragraph 3 of this Schedule 6, ceasing to have effect.